Exhibit 99.1

U.S. Bancorp Reports Third Quarter 2019 Results

• Record net revenue of $5,920 million, net income of $1,908 million and diluted earnings per share of $1.15

• Industry leading return on average assets of 1.57% and return on average common equity of 15.3%

3Q19 Key Financial Data				3Q19 Highlights

PROFITABILITY METRICS	3Q19	2Q19	3Q18

• Net income of $1,908 million and diluted earnings per
   common share of $1.15

• Industry leading return on average assets of 1.57% and
   return on average common equity of 15.3%

• Return on tangible common equity of 19.4%

• Returned 80% of 3Q earnings to shareholders through
   dividends and share buybacks

• Noninterest income grew 5.0% on a linked quarter basis
   and 8.1% year over year

• Total net revenue grew 3.9% year-over-year with positive
   operating leverage of 0.6% on a year-over-year basis

• Average total loans grew 1.1% on a linked quarter basis
   and 4.0% year-over-year

Return on average assets (%)	1.57	1.55	1.58
Return on average common equity (%)	15.3	15.0	15.5
Return on tangible common equity (%) (a)	19.4	19.2	19.9
Net interest margin (%)	3.02	3.13	3.15
Efficiency ratio (%) (a)	53.3	54.3	53.5
INCOME STATEMENT (b)	3Q19	2Q19	3Q18
Net interest income (taxable-equivalent basis)	$3,306	$3,332	$3,281
Noninterest income	$2,614	$2,490	$2,418
Net income attributable to U.S. Bancorp	$1,908	$1,821	$1,815
Diluted earnings per common share	$1.15	$1.09	$1.06
Dividends declared per common share	$.42	$.37	$.37
BALANCE SHEET (b)	3Q19	2Q19	3Q18
Average total loans	$292,436	$289,218	$281,065
Average total deposits	$349,933	$345,232	$330,121
Net charge-off ratio	.48%	.49%	.46%
Book value per common share (period end)	$30.26	$29.63	$27.35
Basel III standardized CET1 (c)	9.6%	9.5%	9.0%
(a) See Non-GAAP Financial Measures reconciliation on page 16
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“Despite a challenging interest rate environment, we posted record revenue, net income and earnings per share in the third quarter, delivered industry leading returns on assets and equity, and grew our book value by over 10% from a year earlier. During the quarter we returned 80% of our earnings to shareholders through dividends and share buybacks. Third quarter loan and deposit growth were solid and momentum in our core fee businesses was supported by strong sales and volume growth. Mortgage revenue was particularly robust this quarter, reflecting both market conditions and the benefits of the investments we have made in our retail platform over the past several years. As we head into the final quarter of 2019, we feel good about our opportunity to gain market share across our franchise and our ability to prudently manage our operating expenses even as we invest in our digital capabilities and key business initiatives. I’d like to thank our employees for their hard work and dedication to delivering value to each of our constituents.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

“Outstanding” Community Reinvestment Act Rating

U.S. Bank recently announced it received the highest rating, “Outstanding,” for its recent Community Reinvestment Act (“CRA”) examination from the Office of the Comptroller of the Currency. The examination period was from January 1, 2012 through December 31, 2015. The Company also received an “Outstanding” rating on each of the three individual CRA tests for Lending, Investment, and Service.

Most Powerful Women in Banking and Finance

American Banker magazine recently named U.S. Bank Vice Chairs, Kate Quinn, Chief Administrative Officer, and Leslie Godridge, Co-Head of Corporate and Commercial Banking, to its 2019 “Most Powerful Women in Banking” list, and named Gunjan Kedia, U.S. Bank Vice Chair of Wealth Management and Investment Services, to its 2019 “Most Powerful Women in Finance” list. U.S. Bancorp also earned a Top Team Award.

Co-Branded Credit Card Agreement with BMW

U.S. Bank recently entered into a co-brand agreement with BMW Financial Services NA, LLC to issue credit cards that will deliver enhanced digital experiences and greater value to BMW, MINI and BMW Motorrad enthusiasts. The new program provides an enhanced experience with richer rewards where customers can earn and redeem points toward BMW products and services.

Transforming for the Future

U.S. Bank recently acquired talech, a software company that helps small and medium-sized businesses simplify operations, make better decisions and manage multiple operational tasks, including how businesses interact with their money, through a single, integrated point-of-sale system.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Rebekah Fawcett, 612.303.9986

U.S. Bancorp Third Quarter 2019 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	3Q	2Q	3Q	3Q19 vs	3Q19 vs	YTD	YTD	Percent
	2019	2019	2018	2Q19	3Q18	2019	2018	Change
Net interest income	$3,281	$3,305	$3,251	(.7)	.9	$9,845	$9,616	2.4
Taxable-equivalent adjustment	25	27	30	(7.4)	(16.7)	79	88	(10.2)
Net interest income (taxable-equivalent basis)	3,306	3,332	3,281	(.8)	.8	9,924	9,704	2.3
Noninterest income	2,614	2,490	2,418	5.0	8.1	7,395	7,104	4.1
Total net revenue	5,920	5,822	5,699	1.7	3.9	17,319	16,808	3.0
Noninterest expense	3,144	3,153	3,044	(.3)	3.3	9,384	9,184	2.2
Income before provision and income taxes	2,776	2,669	2,655	4.0	4.6	7,935	7,624	4.1
Provision for credit losses	367	365	343	.5	7.0	1,109	1,011	9.7
Income before taxes	2,409	2,304	2,312	4.6	4.2	6,826	6,613	3.2
Income taxes and taxable-equivalent adjustment	492	476	490	3.4	.4	1,373	1,351	1.6
Net income	1,917	1,828	1,822	4.9	5.2	5,453	5,262	3.6
Net (income) loss attributable to noncontrolling interests	(9)	(7)	(7)	(28.6)	(28.6)	(25)	(22)	(13.6)
Net income attributable to U.S. Bancorp	$1,908	$1,821	$1,815	4.8	5.1	$5,428	$5,240	3.6
Net income applicable to U.S. Bancorp common shareholders	$1,821	$1,741	$1,732	4.6	5.1	$5,175	$5,007	3.4
Diluted earnings per common share	$1.15	$1.09	$1.06	5.5	8.5	$3.25	$3.04	6.9

Net income attributable to U.S. Bancorp was $1,908 million for the third quarter of 2019, which was 5.1 percent higher than the third quarter of 2018, and 4.8 percent higher than the second quarter of 2019. Diluted earnings per common share were $1.15 in the third quarter of 2019, compared with $1.06 in the third quarter of 2018 and $1.09 in the second quarter of 2019.

The increase in net income year-over-year was driven by total net revenue growth of 3.9 percent partially offset by noninterest expense growth of 3.3 percent. Net interest income increased 0.9 percent (0.8 percent on a taxable-equivalent basis), mainly a result of loan growth and higher yields on reinvestment of securities, partially offset by the yield curve and deposit and funding mix. Noninterest income increased 8.1 percent compared with a year ago, driven by growth in payment services revenue, commercial products revenue, mortgage banking revenue and other noninterest income, partially offset by a decline in deposit service charges. Noninterest expense increased 3.3 percent primarily due to higher personnel expense, in part due to higher fee revenue production in mortgage and capital market activities, and higher technology investment costs in support of business growth. Partially offsetting these increases was lower other noninterest expense driven by lower FDIC assessment costs.

Net income increased on a linked quarter basis primarily due to an increase in total net revenue of 1.7 percent and a decrease in noninterest expense of 0.3 percent. The increase in total net revenue reflected higher noninterest income of 5.0 percent, partially offset by lower net interest income of 0.7 percent (0.8 percent on a taxable-equivalent basis) primarily due to the adverse impact of the yield curve and lower interest recoveries, partially offset by loan growth and an additional day in the third quarter. Noninterest income increased compared with the second quarter of 2019 driven by higher payment services revenue, mortgage banking revenue and other noninterest income. Noninterest expense decreased 0.3 percent on a linked quarter basis primarily driven by lower other noninterest expense, partially offset by higher personnel expense.

U.S. Bancorp Third Quarter 2019 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Change
Components of net interest income Income on earning assets	$4,465	$4,480	$4,155	$(15)	$310	$13,326	$11,957	$1,369
Expense on interest-bearing liabilities	1,159	1,148	874	11	285	3,402	2,253	1,149
Net interest income	$3,306	$3,332	$3,281	$(26)	$25	$9,924	$9,704	$220

Average yields and rates paid
Earning assets yield	4.08%	4.21%	3.98%	(.13)%	.10%	4.16%	3.86%	.30%
Rate paid on interest-bearing liabilities	1.37	1.40	1.10	(.03)	.27	1.38	.96	.42
Gross interest margin	2.71%	2.81%	2.88%	(.10)%	(.17)%	2.78%	2.90%	(.12)%
Net interest margin	3.02%	3.13%	3.15%	(.11)%	(.13)%	3.10%	3.14%	(.04)%

Average balances
Investment securities (a)	$117,213	$115,460	$113,547	$1,753	$3,666	$115,628	$113,873	$1,755
Loans	292,436	289,218	281,065	3,218	11,371	289,278	279,699	9,579
Earning assets	435,673	426,933	415,177	8,740	20,496	427,426	413,246	14,180
Interest-bearing liabilities	336,627	329,743	314,816	6,884	21,811	329,562	312,894	16,668

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2019 was $3,306 million, an increase of $25 million (0.8 percent) over the third quarter of 2018. The increase was principally driven by earning assets growth and higher yields on securities, partially offset by declining rates and flatter yield curve as well as deposit and funding mix. Average earning assets were $20.5 billion (4.9 percent) higher than the third quarter of 2018, reflecting increases of $11.4 billion (4.0 percent) in average total loans, $3.7 billion (3.2 percent) in average investment securities and $4.1 billion (23.4 percent) in average other earning assets. Excluding the impact of the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 4.7 percent compared with the third quarter of 2018.

Net interest income on a taxable-equivalent basis decreased $26 million (0.8 percent) on a linked quarter basis primarily driven by the impact of declining rates, flatter yield curve and lower interest recoveries, partially offset by earning assets growth and an additional day in the third quarter. Average earning assets were $8.7 billion (2.0 percent) higher on a linked quarter basis, reflecting increases of $3.2 billion (1.1 percent) in average total loans, $1.8 billion (1.5 percent) in average investment securities and $2.5 billion (12.9 percent) in average other earning assets.

The net interest margin in the third quarter of 2019 was 3.02 percent, compared with 3.15 percent in the third quarter of 2018 and 3.13 percent in the second quarter of 2019. Net interest margin decreased year-over-year primarily due to the impacts of the yield curve as well as deposit and funding mix and higher cash balances. The decrease in net interest margin on a linked quarter basis was primarily due to changes in the yield curve during the quarter and higher cash balances, in part, related to a change in policy on affiliate balances by the regulator of the Company’s Irish subsidiary.

Average investment securities in the third quarter of 2019 increased $3.7 billion (3.2 percent) over the third quarter of 2018 and $1.8 billion (1.5 percent) over the second quarter of 2019 primarily due to purchases of mortgage-backed securities, net of prepayments and maturities.

U.S. Bancorp Third Quarter 2019 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change

Commercial	$98,175	$97,776	$93,541	.4	5.0	$97,472	$92,776	5.1
Lease financing	5,485	5,457	5,507	.5	(.4)	5,485	5,519	(.6)
Total commercial	103,660	103,233	99,048	.4	4.7	102,957	98,295	4.7

Commercial mortgages	28,319	28,465	28,362	(.5)	(.2)	28,414	28,746	(1.2)
Construction and development	10,671	10,900	11,180	(2.1)	(4.6)	10,860	11,172	(2.8)
Total commercial real estate	38,990	39,365	39,542	(1.0)	(1.4)	39,274	39,918	(1.6)

Residential mortgages	68,608	66,834	62,042	2.7	10.6	67,019	61,023	9.8

Credit card	23,681	22,830	21,774	3.7	8.8	23,040	21,428	7.5

Retail leasing	8,442	8,547	8,383	(1.2)	.7	8,524	8,173	4.3
Home equity and second mortgages	15,601	15,831	16,000	(1.5)	(2.5)	15,807	16,080	(1.7)
Other	33,454	32,578	31,520	2.7	6.1	32,657	31,882	2.4
Total other retail	57,497	56,956	55,903	.9	2.9	56,988	56,135	1.5

Covered loans (a)	--	--	2,756	--	nm	--	2,900	nm

Total loans	$292,436	$289,218	$281,065	1.1	4.0	$289,278	$279,699	3.4

(a)  During the fourth quarter of 2018, the majority of the Company’s covered loans were sold or the loss share coverage expired, with any remaining loan balances reclassified to be included in their respective portfolio category.

Average total loans were $11.4 billion (4.0 percent) higher than the third quarter of 2018. Excluding the impact of the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 4.7 percent over the prior year quarter. The increase was due to growth in residential mortgages (10.6 percent), total commercial loans (4.7 percent), credit card loans (8.8 percent), and total other retail loans (2.9 percent). These increases were partially offset by decreases in total commercial real estate loans (1.4 percent) given the later stage of the business cycle and the sale of covered loans in the fourth quarter of 2018.

Average total loans were $3.2 billion (1.1 percent) higher than the second quarter of 2019 primarily driven by growth in residential mortgages (2.7 percent) and credit card loans (3.7 percent).

U.S. Bancorp Third Quarter 2019 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change

Noninterest-bearing deposits	$74,594	$73,096	$77,192	2.0	(3.4)	$73,711	$78,546	(6.2)
Interest-bearing savings deposits
Interest checking	72,007	70,433	69,330	2.2	3.9	71,539	69,865	2.4
Money market savings	114,475	108,633	100,688	5.4	13.7	107,568	102,453	5.0
Savings accounts	46,348	45,988	44,848	.8	3.3	45,855	44,770	2.4
Total savings deposits	232,830	225,054	214,866	3.5	8.4	224,962	217,088	3.6
Time deposits	42,509	47,082	38,063	(9.7)	11.7	44,890	37,525	19.6
Total interest-bearing deposits	275,339	272,136	252,929	1.2	8.9	269,852	254,613	6.0

Total deposits	$349,933	$345,232	$330,121	1.4	6.0	$343,563	$333,159	3.1

Average total deposits for the third quarter of 2019 were $19.8 billion (6.0 percent) higher than the third quarter of 2018. Average noninterest-bearing deposits decreased $2.6 billion (3.4 percent) year-over-year primarily due to the migration of balances to interest-bearing deposits and the continued deployment by customers of business deposits within Corporate and Commercial Banking given higher earning credit rates from a year ago. Average total savings deposits were $18.0 billion (8.4 percent) higher year-over-year driven by Wealth Management and Investment Services, Corporate and Commercial Banking and Consumer and Business Banking. Average time deposits were $4.4 billion (11.7 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics. In addition, there was growth in consumer time deposits related to the migration of balances to higher yielding products.

Average total deposits increased $4.7 billion (1.4 percent) from the second quarter of 2019. On a linked quarter basis, average noninterest-bearing deposits increased $1.5 billion (2.0 percent). Average total savings deposits increased $7.8 billion (3.5 percent) on a linked quarter basis primarily due to increases in Wealth Management and Investment Services and Corporate and Commercial Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, decreased $4.6 billion (9.7 percent) on a linked quarter basis.

U.S. Bancorp Third Quarter 2019 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q19 vs	3Q19 vs	YTD	YTD	Percent
	2019	2019	2018	2Q19	3Q18	2019	2018	Change

Credit and debit card revenue	$366	$365	$344	.3	6.4	$1,035	$1,019	1.6
Corporate payment products revenue	177	167	169	6.0	4.7	506	481	5.2
Merchant processing services	410	404	392	1.5	4.6	1,192	1,142	4.4
Trust and investment management fees	421	415	411	1.4	2.4	1,235	1,210	2.1
Deposit service charges	234	227	283	3.1	(17.3)	678	817	(17.0)
Treasury management fees	139	153	146	(9.2)	(4.8)	438	451	(2.9)
Commercial products revenue	240	249	216	(3.6)	11.1	708	670	5.7
Mortgage banking revenue	272	189	174	43.9	56.3	630	549	14.8
Investment products fees	46	47	47	(2.1)	(2.1)	138	140	(1.4)
Securities gains (losses), net	25	17	10	47.1	nm	47	25	88.0
Other	284	257	226	10.5	25.7	788	600	31.3

Total noninterest income	$2,614	$2,490	$2,418	5.0	8.1	$7,395	$7,104	4.1

Third quarter noninterest income of $2,614 million was $196 million (8.1 percent) higher than the third quarter of 2018 driven by growth in payment services revenue, commercial products revenue, mortgage banking revenue and other noninterest income, partially offset by a decline in deposit service charges. Payment services revenue increased $48 million (5.3 percent) due to $22 million (6.4 percent) higher credit and debit card revenue primarily driven by core business growth and processing days, as well as an increase in corporate payment products revenue of $8 million (4.7 percent), and higher merchant processing services revenue of $18 million (4.6%), both driven by higher sales volumes. Commercial products revenue increased $24 million (11.1 percent) primarily due to higher corporate bond fees and trading revenue related to stronger capital markets activities. Mortgage banking revenue increased $98 million (56.3 percent) reflecting higher origination and sales volumes related to home sales and refinancing activities given changing interest rates relative to a year ago. Other noninterest income also increased year-over-year primarily due to higher equity investment income and transition services agreement revenue associated with the sale of the Company’s ATM third-party servicing business in 2018. These increases were partially offset by lower deposit service charges which decreased $49 million (17.3 percent) primarily due to the ATM third-party servicing sale in 2018.

Noninterest income was $124 million (5.0 percent) higher in the third quarter of 2019 compared with the second quarter of 2019 driven by higher payment services revenue, mortgage banking revenue and other noninterest income. Payment services revenue increased $17 million (1.8 percent) as corporate payment products revenue grew $10 million (6.0 percent) driven by seasonally higher sales volumes and merchant processing services revenue increased $6 million (1.5 percent) primarily due to seasonally higher fee revenue. Mortgage banking revenue increased $83 million (43.9 percent) reflecting higher origination and sales volumes. Other noninterest income increased $27 million (10.5 percent) on a linked quarter basis primarily due to higher equity investment income.

U.S. Bancorp Third Quarter 2019 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q19 vs	3Q19 vs	YTD	YTD	Percent
	2019	2019	2018	2Q19	3Q18	2019	2018	Change

Compensation	$1,595	$1,574	$1,529	1.3	4.3	$4,728	$4,594	2.9
Employee benefits	324	314	294	3.2	10.2	971	923	5.2
Net occupancy and equipment	279	281	270	(.7)	3.3	837	797	5.0
Professional services	114	106	96	7.5	18.8	315	274	15.0
Marketing and business development	109	111	106	(1.8)	2.8	309	314	(1.6)
Technology and communications	277	270	247	2.6	12.1	804	724	11.0
Postage, printing and supplies	74	73	84	1.4	(11.9)	219	244	(10.2)
Other intangibles	42	42	41	--	2.4	124	120	3.3
Other	330	382	377	(13.6)	(12.5)	1,077	1,194	(9.8)

Total noninterest expense	$3,144	$3,153	$3,044	(.3)	3.3	$9,384	$9,184	2.2

Third quarter noninterest expense of $3,144 million was $100 million (3.3 percent) higher than the third quarter of 2018 primarily due to higher personnel costs, professional services expense, and technology investment, partially offset by lower other noninterest expense. Compensation expense increased $66 million (4.3 percent), from a year ago, principally due to the impact of merit increases and higher variable compensation related to business production within mortgage banking and the capital markets business lines. Employee benefits expense increased $30 million (10.2 percent) primarily due to increased medical costs. Professional services expense increased $18 million (18.8 percent) primarily due to business investments and enhancements to risk management programs. Technology and communications expense increased $30 million (12.1 percent) primarily driven by capital expenditures to support business growth. Partially offsetting these increases was a decrease in other noninterest expense of $47 million (12.5 percent) due to lower FDIC assessment costs, driven by the elimination of the surcharge in the fourth quarter of 2018, and lower costs related to tax-advantaged projects.

Noninterest expense decreased $9 million (0.3 percent) on a linked quarter basis. Compensation expense increased $21 million (1.3 percent) primarily due to an additional business day in the third quarter and variable compensation related to business production. Employee benefits expense increased $10 million (3.2 percent) primarily due to increased medical costs. Offsetting these increases was a decrease in other noninterest expense of $52 million (13.6 percent) primarily due to lower costs related to tax-advantaged projects and a seasonal decrease in merchant related charge-back liabilities.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2019 resulted in a tax rate of 20.4 percent on a taxable-equivalent basis (effective tax rate of 19.6 percent), compared with 21.2 percent (effective tax rate of 20.2 percent) in the third quarter of 2018, and 20.7 percent on a taxable-equivalent basis (effective tax rate of 19.7 percent) in the second quarter of 2019.

U.S. Bancorp Third Quarter 2019 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q		2Q		1Q		4Q		3Q
	2019	% (a)	2019	% (a)	2019	% (a)	2018	% (a)	2018	% (a)
Balance, beginning of period	$4,466		$4,451		$4,441		$4,426		$4,411

Net charge-offs
Commercial	72	.29	56	.23	71	.30	64	.27	63	.27
Lease financing	3	.22	3	.22	2	.15	3	.22	3	.22

Total commercial	75	.29	59	.23	73	.29	67	.26	66	.26
Commercial mortgages	3	.04	2	.03	--	--	(8)	(.11)	(5)	(.07)
Construction and development	3	.11	(1)	(.04)	--	--	1	.04	(4)	(.14)

Total commercial real estate	6	.06	1	.01	--	--	(7)	(.07)	(9)	(.09)

Residential mortgages	(3)	(.02)	4	.02	3	.02	2	.01	4	.03

Credit card	211	3.53	227	3.99	225	4.04	219	3.88	206	3.75

Retail leasing	3	.14	2	.09	4	.19	3	.14	3	.14
Home equity and second mortgages	(1)	(.03)	(1)	(.03)	(1)	(.03)	1	.02	(1)	(.02)
Other	61	.72	58	.71	63	.80	68	.85	59	.74

Total other retail	63	.43	59	.42	66	.47	72	.51	61	.43

Total net charge-offs	352	.48	350	.49	367	.52	353	.49	328	.46
Provision for credit losses	367		365		377		368		343

Balance, end of period	$4,481		$4,466		$4,451		$4,441		$4,426

Components
Allowance for loan losses	$4,007		$4,019		$3,990		$3,973		$3,954
Liability for unfunded credit commitments	474		447		461		468		472

Total allowance for credit losses	$4,481		$4,466		$4,451		$4,441		$4,426

Gross charge-offs	$451		$464		$473		$442		$428
Gross recoveries	$99		$114		$106		$89		$100

Allowance for credit losses as a percentage of
Period-end loans	1.52		1.53		1.55		1.55		1.57
Nonperforming loans	541		556		519		544		544
Nonperforming assets	458		469		443		449		441

(a) Annualized and calculated on average loan balances

U.S. Bancorp Third Quarter 2019 Results

Credit quality was relatively stable on a linked quarter and year-over-year basis. The Company’s provision for credit losses for the third quarter of 2019 was $367 million, which was $2 million (0.5 percent) higher than the prior quarter and $24 million (7.0 percent) higher than the third quarter of 2018, primarily reflecting loan growth.

Total net charge-offs in the third quarter of 2019 were $352 million, compared with $350 million in the second quarter of 2019, and $328 million in the third quarter of 2018. Net charge-offs increased $2 million (0.6 percent) compared with the second quarter of 2019 primarily due to higher total commercial and total commercial real estate net charge-offs, mostly offset by lower credit card and residential mortgage net charge-offs. Net charge-offs increased $24 million (7.3 percent) compared with the third quarter of 2018 primarily due to higher total commercial and total commercial real estate net charge-offs in addition to higher credit card net charge-offs, partially offset by lower residential mortgage net charge-offs. The net charge-off ratio was 0.48 percent in the third quarter of 2019, compared with 0.49 percent in the second quarter of 2019 and 0.46 percent in the third quarter of 2018.

The allowance for credit losses was $4,481 million at September 30, 2019, compared with $4,466 million at June 30, 2019, and $4,426 million at September 30, 2018. The ratio of the allowance for credit losses to period-end loans was 1.52 percent at September 30, 2019, compared with 1.53 percent at June 30, 2019, and 1.57 percent at September 30, 2018. The ratio of the allowance for credit losses to nonperforming loans was 541 percent at September 30, 2019, compared with 556 percent at June 30, 2019, and 544 percent at September 30, 2018.

Nonperforming assets were $979 million at September 30, 2019, compared with $953 million at June 30, 2019, and $1,004 million at September 30, 2018. The ratio of nonperforming assets to loans and other real estate was 0.33 percent at September 30, 2019, compared with 0.33 percent at June 30, 2019, and 0.36 percent at September 30, 2018. The increase in nonperforming assets on a linked quarter basis was driven by increases in nonperforming total commercial loans, partially offset by lower nonperforming residential mortgages. The decrease in nonperforming assets on a year-over-year basis was driven by decreases in nonperforming residential mortgages, total commercial real estate, and other real estate owned, partially offset by an increase in nonperforming total commercial loans. Accruing loans 90 days or more past due were $600 million at September 30, 2019, compared with $752 million at June 30, 2019, and $551 million at September 30, 2018. The June 30, 2019, commercial loan 90 days past due delinquencies were elevated related to one customer that was resolved in the third quarter without a credit loss.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2019	2019	2019	2018	2018

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.10	.26	.07	.07	.06
Commercial real estate	.01	--	.01	--	.01
Residential mortgages	.17	.17	.18	.18	.19
Credit card	1.16	1.14	1.29	1.25	1.18
Other retail	.18	.17	.19	.19	.17
Covered loans	--	--	--	--	.86
Total loans	.20	.26	.21	.20	.20

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.40	.53	.34	.27	.28
Commercial real estate	.23	.24	.33	.29	.27
Residential mortgages	.53	.55	.62	.63	.69
Credit card	1.16	1.14	1.29	1.25	1.18
Other retail	.47	.47	.49	.54	.49
Covered loans	--	--	--	--	.86
Total loans	.49	.53	.51	.49	.48

U.S. Bancorp Third Quarter 2019 Results

ASSET QUALITY (a)
($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2019	2019	2019	2018	2018
Nonperforming loans
Commercial	$290	$254	$247	$186	$193
Lease financing	29	25	24	23	23
Total commercial	319	279	271	209	216
Commercial mortgages	82	81	79	76	77
Construction and development	7	11	48	39	28
Total commercial real estate	89	92	127	115	105
Residential mortgages	251	263	287	296	317
Credit card	--	--	--	--	--
Other retail	170	169	173	197	175
Covered loans	--	--	--	--	--

Total nonperforming loans	829	803	858	817	813

Other real estate	84	88	93	111	100

Covered other real estate	--	--	--	--	19

Other nonperforming assets	66	62	54	61	72

Total nonperforming assets	$979	$953	$1,005	$989	$1,004
Accruing loans 90 days or more past due	$600	$752	$595	$584	$551

Performing restructured loans, excluding GNMA	$2,145	$2,142	$2,173	$2,218	$2,272

Performing restructured GNMA	$1,690	$1,598	$1,578	$1,639	$1,668

Nonperforming assets to loans plus ORE (%)	.33	.33	.35	.34	.36

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2019 Results

COMMON SHARES
(Millions)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018

Beginning shares outstanding	1,584	1,599	1,608	1,623	1,636
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	--	3	1	1
Shares repurchased	(14)	(15)	(12)	(16)	(14)
Ending shares outstanding	1,571	1,584	1,599	1,608	1,623

CAPITAL POSITION
($ in millions)	Sep 30 2019	Jun 30 2019	Mar 31 2019	Dec 31 2018	Sep 30 2018

Total U.S. Bancorp shareholders’ equity	$53,517	$52,913	$52,057	$51,029	$50,375

Basel III Standardized Approach
Common equity tier 1 capital	$37,653	$36,909	$35,732	$34,724	$34,097
Tier 1 capital	43,667	42,923	41,748	40,741	40,114
Total risk-based capital	51,684	50,370	49,194	48,178	47,531

Common equity tier 1 capital ratio	9.6%	9.5%	9.3%	9.1%	9.0%
Tier 1 capital ratio	11.2	11.0	10.9	10.7	10.6
Total risk-based capital ratio	13.2	13.0	12.8	12.6	12.6
Leverage ratio	9.3	9.3	9.2	9.0	9.0

Basel III Advanced Approaches
Common equity tier 1 capital ratio	12.6	12.3	12.0	11.8	11.8

Tangible common equity to tangible assets (a)	8.0	7.9	7.9	7.8	7.7
Tangible common equity to risk-weighted assets (a)	9.7	9.7	9.5	9.4	9.3

(a) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $53.5 billion at September 30, 2019, compared with $52.9 billion at June 30, 2019, and $50.4 billion at September 30, 2018. During the third quarter, the Company returned 80 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.6 percent at September 30, 2019, compared with 9.5 percent at June 30, 2019, and 9.0 percent at September 30, 2018. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 12.6 percent at September 30, 2019, compared with 12.3 percent at June 30, 2019, and 11.8 percent at September 30, 2018.

U.S. Bancorp Third Quarter 2019 Results

Investor Conference Call

On Wednesday, October 16, 2019, at 8:30 a.m. CDT, Chairman, President and Chief Executive Officer Andy Cecere along with Vice Chairman and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 3878343. For those unable to participate during the live call, a recording will be available at approximately 11:30 a.m. CDT on Wednesday, October 16 and will be accessible until Wednesday, October 23 at 11:59 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 3878343.

About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $488 billion in assets as of September 30, 2019, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2019 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets, could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Third Quarter 2019 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not defined in banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest Income
Loans	$3,555	$3,353	$10,677	$9,645
Loans held for sale	48	36	107	108
Investment securities	734	661	2,184	1,927
Other interest income	100	73	271	182
Total interest income	4,437	4,123	13,239	11,862
Interest Expense
Deposits	744	491	2,201	1,263
Short-term borrowings	97	104	281	265
Long-term debt	315	277	912	718
Total interest expense	1,156	872	3,394	2,246
Net interest income	3,281	3,251	9,845	9,616
Provision for credit losses	367	343	1,109	1,011
Net interest income after provision for credit losses	2,914	2,908	8,736	8,605
Noninterest Income
Credit and debit card revenue	366	344	1,035	1,019
Corporate payment products revenue	177	169	506	481
Merchant processing services	410	392	1,192	1,142
Trust and investment management fees	421	411	1,235	1,210
Deposit service charges	234	283	678	817
Treasury management fees	139	146	438	451
Commercial products revenue	240	216	708	670
Mortgage banking revenue	272	174	630	549
Investment products fees	46	47	138	140
Securities gains (losses), net	25	10	47	25
Other	284	226	788	600
Total noninterest income	2,614	2,418	7,395	7,104
Noninterest Expense
Compensation	1,595	1,529	4,728	4,594
Employee benefits	324	294	971	923
Net occupancy and equipment	279	270	837	797
Professional services	114	96	315	274
Marketing and business development	109	106	309	314
Technology and communications	277	247	804	724
Postage, printing and supplies	74	84	219	244
Other intangibles	42	41	124	120
Other	330	377	1,077	1,194
Total noninterest expense	3,144	3,044	9,384	9,184
Income before income taxes	2,384	2,282	6,747	6,525
Applicable income taxes	467	460	1,294	1,263
Net income	1,917	1,822	5,453	5,262
Net (income) loss attributable to noncontrolling interests	(9)	(7)	(25)	(22)
Net income attributable to U.S. Bancorp	$1,908	$1,815	$5,428	$5,240
Net income applicable to U.S. Bancorp common shareholders	$1,821	$1,732	$5,175	$5,007
Earnings per common share	$1.16	$1.06	$3.26	$3.05
Diluted earnings per common share	$1.15	$1.06	$3.25	$3.04
Dividends declared per common share	$.42	$.37	$1.16	$.97
Average common shares outstanding	1,575	1,629	1,589	1,641
Average diluted common shares outstanding	1,578	1,633	1,592	1,645

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	September 30, 2019	December 31, 2018	September 30, 2018
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$15,272	$21,453	$20,082
Investment securities
Held-to-maturity	46,481	46,050	46,046
Available-for-sale	74,598	66,115	64,912
Loans held for sale	4,528	2,056	4,533
Loans
Commercial	104,654	102,444	99,273
Commercial real estate	39,268	39,539	39,966
Residential mortgages	69,378	65,034	62,904
Credit card	23,890	23,363	21,869
Other retail	57,448	56,430	56,049
Covered loans	--	--	1,400
Total loans	294,638	286,810	281,461
Less allowance for loan losses	(4,007)	(3,973)	(3,954)
Net loans	290,631	282,837	277,507
Premises and equipment	3,673	2,457	2,438
Goodwill	9,632	9,369	9,530
Other intangible assets	2,983	3,392	3,544
Other assets	39,873	33,645	36,015
Total assets	$487,671	$467,374	$464,607

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$82,232	$81,811	$77,146
Interest-bearing	277,483	263,664	254,032
Total deposits	359,715	345,475	331,178
Short-term borrowings	14,579	14,139	23,868
Long-term debt	41,274	41,340	40,894
Other liabilities	17,956	14,763	17,660
Total liabilities	433,524	415,717	413,600
Shareholders’ equity
Preferred stock	5,984	5,984	5,984
Common stock	21	21	21
Capital surplus	8,490	8,469	8,479
Retained earnings	62,419	59,065	57,878
Less treasury stock	(22,224)	(20,188)	(19,414)
Accumulated other comprehensive income (loss)	(1,173)	(2,322)	(2,573)
Total U.S. Bancorp shareholders’ equity	53,517	51,029	50,375
Noncontrolling interests	630	628	632
Total equity	54,147	51,657	51,007
Total liabilities and equity	$487,671	$467,374	$464,607

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total equity	$54,147	$53,540	$52,686	$51,657	$51,007
Preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Noncontrolling interests	(630)	(627)	(629)	(628)	(632)
Goodwill (net of deferred tax liability) (1)	(8,781)	(8,708)	(8,716)	(8,549)	(8,682)
Intangible assets, other than mortgage servicing rights	(687)	(703)	(685)	(601)	(627)
Tangible common equity (a)	38,065	37,518	36,672	35,895	35,082

Total assets	487,671	481,719	475,775	467,374	464,607
Goodwill (net of deferred tax liability) (1)	(8,781)	(8,708)	(8,716)	(8,549)	(8,682)
Intangible assets, other than mortgage servicing rights	(687)	(703)	(685)	(601)	(627)
Tangible assets (b)	478,203	472,308	466,374	458,224	455,298

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)	390,622 *	388,709	384,394	381,661	377,713

Ratios*
Tangible common equity to tangible assets (a)/(b)	8.0%	7.9%	7.9%	7.8%	7.7%
Tangible common equity to risk-weighted assets (a)/(c)	9.7	9.7	9.5	9.4	9.3

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net income applicable to U.S. Bancorp common shareholders	$1,821	$1,741	$1,613	$1,777	$1,732
Intangibles amortization (net-of-tax)	33	33	32	32	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,854	1,774	1,645	1,809	1,764
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (d)	7,356	7,115	6,671	7,177	6,998

Average total equity	53,921	53,066	52,218	51,370	50,768
Average preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,714)
Average noncontrolling interests	(629)	(628)	(629)	(630)	(630)
Average goodwill (net of deferred tax liability) (1)	(8,725)	(8,715)	(8,732)	(8,574)	(8,620)
Average intangible assets, other than mortgage servicing rights	(689)	(681)	(671)	(605)	(584)
Average tangible common equity (e)	37,894	37,058	36,202	35,577	35,220

Return on tangible common equity (d)/(e)	19.4%	19.2%	18.4%	20.2%	19.9%

Net interest income	$3,281	$3,305	$3,259	$3,303	$3,251
Taxable-equivalent adjustment (2)	25	27	27	28	30
Net interest income, on a taxable-equivalent basis	3,306	3,332	3,286	3,331	3,281

Net interest income, on a taxable-equivalent basis (as calculated above)	3,306	3,332	3,286	3,331	3,281
Noninterest income	2,614	2,490	2,291	2,498	2,418
Less: Securities gains (losses), net	25	17	5	5	10
Total net revenue, excluding net securities gains (losses) (f)	5,895	5,805	5,572	5,824	5,689

Noninterest expense (g)	3,144	3,153	3,087	3,280	3,044
Less: Intangible amortization	42	42	40	41	41
Noninterest expense, excluding intangible amortization (h)	3,102	3,111	3,047	3,239	3,003

Efficiency ratio (g)/(f)	53.3%	54.3%	55.4%	56.3%	53.5%
Tangible efficiency ratio (h)/(f)	52.6	53.6	54.7	55.6	52.8

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			3Q 2019
Business Line	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change	Earnings Composition
Corporate and Commercial Banking	$365	$415	$391	(12.0)	(6.6)	$1,181	$1,191	(.8)	19	%
Consumer and Business Banking	640	557	580	14.9	10.3	1,747	1,665	4.9	34
Wealth Management and Investment Services	234	231	223	1.3	4.9	682	625	9.1	12
Payment Services	416	362	392	14.9	6.1	1,108	1,097	1.0	22
Treasury and Corporate Support	253	256	229	(1.2)	10.5	710	662	7.3	13

Consolidated Company	$1,908	$1,821	$1,815	4.8	5.1	$5,428	$5,240	3.6	100	%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2019, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$709	$718	$741	(1.3)	(4.3)	$2,153	$2,189	(1.6)
Noninterest income	213	245	200	(13.1)	6.5	667	630	5.9
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	922	963	941	(4.3)	(2.0)	2,820	2,819	--
Noninterest expense	394	410	383	(3.9)	2.9	1,214	1,190	2.0
Other intangibles	1	1	1	--	--	3	3	--
Total noninterest expense	395	411	384	(3.9)	2.9	1,217	1,193	2.0
Income before provision and taxes	527	552	557	(4.5)	(5.4)	1,603	1,626	(1.4)
Provision for credit losses	40	(2)	35	nm	14.3	27	37	(27.0)
Income before income taxes	487	554	522	(12.1)	(6.7)	1,576	1,589	(.8)
Income taxes and taxable-equivalent adjustment	122	139	131	(12.2)	(6.9)	395	398	(.8)
Net income	365	415	391	(12.0)	(6.6)	1,181	1,191	(.8)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$365	$415	$391	(12.0)	(6.6)	$1,181	$1,191	(.8)

Average Balance Sheet Data
Loans	$96,260	$96,587	$93,362	(.3)	3.1	$96,420	$93,568	3.0
Other earning assets	4,016	3,883	3,042	3.4	32.0	3,692	2,998	23.1
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	8	9	10	(11.1)	(20.0)	9	11	(18.2)
Assets	107,156	106,679	102,143	.4	4.9	106,335	102,414	3.8

Noninterest-bearing deposits	28,863	28,880	32,376	(.1)	(10.9)	29,242	33,305	(12.2)
Interest-bearing deposits	72,061	70,697	68,569	1.9	5.1	71,293	69,622	2.4
Total deposits	100,924	99,577	100,945	1.4	--	100,535	102,927	(2.3)

Total U.S. Bancorp shareholders’ equity	10,381	10,355	10,426	.3	(.4)	10,391	10,447	(.5)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $365 million of the Company’s net income in the third quarter of 2019, compared with $391 million in the third quarter of 2018. Total net revenue decreased $19 million (2.0 percent) due to a decrease of $32 million (4.3 percent) in net interest income, partially offset by an increase of $13 million (6.5 percent) in total noninterest income. Net interest income decreased primarily due to lower noninterest bearing deposit balances compared with last year and lower spreads on loans, reflecting a competitive marketplace, partially offset by the impact of higher rates on the margin benefit from deposits and loan growth. Noninterest bearing deposits are declining as customers deploy balances to support business growth. Total noninterest income increased year-over-year primarily due to higher trading revenue and corporate bond underwriting fees. Total noninterest expense was $11 million (2.9 percent) higher compared with a year ago primarily due to an increase in net shared services expense driven by technology development and investment in infrastructure, higher salary expense driven by merit increases, and an increase in production incentives within capital markets. These increases were partially offset by lower FDIC assessment costs. The provision for credit losses increased $5 million (14.3 percent) reflecting an unfavorable change in the reserve allocation and slightly higher net charge-offs.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,580	$1,577	$1,554	.2	1.7	$4,720	$4,581	3.0
Noninterest income	668	567	583	17.8	14.6	1,770	1,754	.9
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	2,248	2,144	2,137	4.9	5.2	6,490	6,335	2.4
Noninterest expense	1,321	1,317	1,302	.3	1.5	3,927	3,930	(.1)
Other intangibles	5	5	7	--	(28.6)	15	21	(28.6)

Total noninterest expense	1,326	1,322	1,309	.3	1.3	3,942	3,951	(.2)

Income before provision and taxes	922	822	828	12.2	11.4	2,548	2,384	6.9
Provision for credit losses	69	79	54	(12.7)	27.8	218	164	32.9

Income before income taxes	853	743	774	14.8	10.2	2,330	2,220	5.0
Income taxes and taxable-equivalent adjustment	213	186	194	14.5	9.8	583	555	5.0

Net income	640	557	580	14.9	10.3	1,747	1,665	4.9
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$640	$557	$580	14.9	10.3	$1,747	$1,665	4.9

Average Balance Sheet Data
Loans	$145,893	$143,726	$141,349	1.5	3.2	$143,809	$140,788	2.1
Other earning assets	4,711	3,333	3,385	41.3	39.2	3,486	3,535	(1.4)
Goodwill	3,475	3,475	3,631	--	(4.3)	3,475	3,631	(4.3)
Other intangible assets	2,442	2,717	2,974	(10.1)	(17.9)	2,679	2,926	(8.4)
Assets	160,814	157,395	155,537	2.2	3.4	157,655	155,184	1.6

Noninterest-bearing deposits	28,630	27,075	28,196	5.7	1.5	27,433	27,607	(.6)
Interest-bearing deposits	129,668	128,904	125,549	.6	3.3	128,634	124,668	3.2

Total deposits	158,298	155,979	153,745	1.5	3.0	156,067	152,275	2.5

Total U.S. Bancorp shareholders’ equity	11,666	11,737	11,841	(.6)	(1.5)	11,714	11,843	(1.1)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $640 million of the Company’s net income in the third quarter of 2019, compared with $580 million in the third quarter of 2018. Total net revenue increased $111 million (5.2 percent) due to a $26 million (1.7 percent) increase in net interest income and an $85 million (14.6 percent) increase in total noninterest income. Net interest income increased primarily due to the impact of higher rates on the margin benefit from deposits as well as growth in both interest-bearing deposit balances and loan volumes, partially offset by lower spreads on loans. Total noninterest income increased primarily due to higher mortgage banking revenue driven by higher origination and sales volumes, as well as transition services agreement revenue associated with the sale of the Company’s ATM third-party servicing business in 2018, partially offset by the reduction in ATM processing services revenue due to the sale. Total noninterest expense in the third quarter of 2019 increased $17 million (1.3 percent) primarily due to higher net shared services expense, reflecting the impact of technology development and investment in infrastructure supporting business growth as well as costs to manage the business, and higher production incentives in support of business growth. Partially offsetting these increases were lower FDIC assessment costs and lower mortgage banking costs. The provision for credit losses increased $15 million (27.8 percent) primarily due to an unfavorable change in the reserve allocation and higher net charge-offs.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$294	$302	$284	(2.6)	3.5	$888	$844	5.2
Noninterest income	452	445	444	1.6	1.8	1,327	1,305	1.7
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	746	747	728	(.1)	2.5	2,215	2,149	3.1
Noninterest expense	430	434	429	(.9)	.2	1,297	1,304	(.5)
Other intangibles	3	3	4	--	(25.0)	9	12	(25.0)
Total noninterest expense	433	437	433	(.9)	--	1,306	1,316	(.8)
Income before provision and taxes	313	310	295	1.0	6.1	909	833	9.1
Provision for credit losses	1	2	(3)	(50.0)	nm	--	(2)	nm
Income before income taxes	312	308	298	1.3	4.7	909	835	8.9
Income taxes and taxable-equivalent adjustment	78	77	75	1.3	4.0	227	210	8.1
Net income	234	231	223	1.3	4.9	682	625	9.1
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$234	$231	$223	1.3	4.9	$682	$625	9.1

Average Balance Sheet Data
Loans	$10,260	$9,896	$9,475	3.7	8.3	$9,993	$9,224	8.3
Other earning assets	265	341	172	(22.3)	54.1	284	167	70.1
Goodwill	1,617	1,617	1,618	--	(.1)	1,617	1,619	(.1)
Other intangible assets	47	50	61	(6.0)	(23.0)	50	66	(24.2)
Assets	13,543	13,175	12,655	2.8	7.0	13,302	12,306	8.1
Noninterest-bearing deposits	13,575	13,582	13,184	(.1)	3.0	13,478	14,101	(4.4)
Interest-bearing deposits	65,858	61,401	55,921	7.3	17.8	60,508	56,562	7.0
Total deposits	79,433	74,983	69,105	5.9	14.9	73,986	70,663	4.7

Total U.S. Bancorp shareholders’ equity	2,530	2,529	2,486	--	1.8	2,525	2,472	2.1

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $234 million of the Company’s net income in the third quarter of 2019, compared with $223 million in the third quarter of 2018. Total net revenue increased $18 million (2.5 percent) year-over-year due to increases in net interest income of $10 million (3.5 percent) and noninterest income of $8 million (1.8 percent). Net interest income increased year-over-year primarily due to the impact of higher deposit balances. Total noninterest income increased primarily due to favorable market conditions and business growth. Total noninterest expense was flat to the third quarter of 2018 reflecting lower costs related to FDIC assessment and litigation settlements, partially offset by increased net shared services expense due to technology development and higher compensation expense, reflecting the impact of merit increases, increased staffing, and an increase in medical costs. The provision for credit losses increased $4 million reflecting an unfavorable change in the reserve allocation.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$634	$591	$619	7.3	2.4	$1,848	$1,821	1.5
Noninterest income	957	950	910	.7	5.2	2,758	2,660	3.7
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	1,591	1,541	1,529	3.2	4.1	4,606	4,481	2.8
Noninterest expense	743	730	713	1.8	4.2	2,190	2,116	3.5
Other intangibles	33	33	29	--	13.8	97	84	15.5

Total noninterest expense	776	763	742	1.7	4.6	2,287	2,200	4.0

Income before provision and taxes	815	778	787	4.8	3.6	2,319	2,281	1.7
Provision for credit losses	260	295	264	(11.9)	(1.5)	841	817	2.9

Income before income taxes	555	483	523	14.9	6.1	1,478	1,464	1.0
Income taxes and taxable-equivalent adjustment	139	121	131	14.9	6.1	370	367	.8

Net income	416	362	392	14.9	6.1	1,108	1,097	1.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$416	$362	$392	14.9	6.1	$1,108	$1,097	1.0

Average Balance Sheet Data
Loans	$34,044	$33,277	$31,443	2.3	8.3	$33,251	$30,704	8.3
Other earning assets	343	327	266	4.9	28.9	372	281	32.4
Goodwill	2,825	2,806	2,563	.7	10.2	2,815	2,547	10.5
Other intangible assets	550	533	400	3.2	37.5	532	396	34.3
Assets	40,171	39,519	37,125	1.6	8.2	39,432	36,610	7.7
Noninterest-bearing deposits	1,200	1,148	1,064	4.5	12.8	1,168	1,092	7.0
Interest-bearing deposits	117	115	111	1.7	5.4	114	109	4.6

Total deposits	1,317	1,263	1,175	4.3	12.1	1,282	1,201	6.7

Total U.S. Bancorp shareholders’ equity	7,058	7,050	6,583	.1	7.2	7,046	6,602	6.7
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $416 million of the Company’s net income in the third quarter of 2019, compared with $392 million in the third quarter of 2018. Total net revenue increased $62 million (4.1 percent) due to increases of $15 million (2.4 percent) in net interest income and $47 million (5.2 percent) in total noninterest income. Net interest income increased primarily due to growth in loans as well as loan fees, offset by compression on loan rates. Total noninterest income increased year-over-year mainly due to higher credit and debit card revenue primarily driven by processing days, as well as merchant processing services and corporate payment products revenue, both driven by higher sales volumes. Total noninterest expense increased $34 million (4.6 percent) over the third quarter of 2018 principally due to higher net shared services expense to support business growth, technology development and investment in infrastructure, in addition to an increase in personnel expense in support of business development and merit increases. The provision for credit losses decreased $4 million (1.5 percent) reflecting a favorable change in the reserve allocation, partially offset by higher net charge-offs.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	3Q 2019	2Q 2019	3Q 2018	3Q19 vs 2Q19	3Q19 vs 3Q18	YTD 2019	YTD 2018	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$89	$144	$83	(38.2)	7.2	$315	$269	17.1
Noninterest income	299	266	271	12.4	10.3	826	730	13.2
Securities gains (losses), net	25	17	10	47.1	nm	47	25	88.0

Total net revenue	413	427	364	(3.3)	13.5	1,188	1,024	16.0
Noninterest expense	214	220	176	(2.7)	21.6	632	524	20.6
Other intangibles	--	--	--	--	--	--	--	--

Total noninterest expense	214	220	176	(2.7)	21.6	632	524	20.6

Income before provision and taxes	199	207	188	(3.9)	5.9	556	500	11.2
Provision for credit losses	(3)	(9)	(7)	66.7	57.1	23	(5)	nm

Income before income taxes	202	216	195	(6.5)	3.6	533	505	5.5
Income taxes and taxable-equivalent adjustment	(60)	(47)	(41)	(27.7)	(46.3)	(202)	(179)	(12.8)

Net income	262	263	236	(.4)	11.0	735	684	7.5
Net (income) loss attributable to noncontrolling interests	(9)	(7)	(7)	(28.6)	(28.6)	(25)	(22)	(13.6)

Net income attributable to U.S. Bancorp	$253	$256	$229	(1.2)	10.5	$710	$662	7.3

Average Balance Sheet Data
Loans	$5,979	$5,732	$5,436	4.3	10.0	$5,805	$5,415	7.2
Other earning assets	133,902	129,831	127,247	3.1	5.2	130,314	126,566	3.0
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	159,770	154,830	149,456	3.2	6.9	155,492	148,727	4.5

Noninterest-bearing deposits	2,326	2,411	2,372	(3.5)	(1.9)	2,390	2,441	(2.1)
Interest-bearing deposits	7,635	11,019	2,779	(30.7)	nm	9,303	3,652	nm

Total deposits	9,961	13,430	5,151	(25.8)	93.4	11,693	6,093	91.9

Total U.S. Bancorp shareholders’ equity	21,657	20,767	18,802	4.3	15.2	20,770	18,069	14.9

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded net income of $253 million in the third quarter of 2019, compared with $229 million in the third quarter of 2018. Total net revenue increased $49 million (13.5 percent) year-over-year driven by increases in net interest income of $6 million (7.2 percent) and $43 million (15.3 percent) in total noninterest income. Net interest income increased year-over-year primarily due to growth in the investment portfolio. Total noninterest income increased year-over-year primarily reflecting higher income from equity investments and gain on the sale of securities. Total noninterest expense increased $38 million (21.6 percent) year-over-year due to higher compensation expense, reflecting the impact of increased staffing and merit increases, and higher implementation costs of capital investments to support business growth. These increases were partially offset by lower net shared services expense and lower costs related to tax-advantaged projects. The provision for credit losses increased $4 million (57.1 percent) reflecting higher net charge-offs.

        7